Exhibit 99.1

One Horizon Group’s China Mobile VoIP Telco Aishuo Revenue Already Increased by 50% on Q4

Aishuo App surpasses 13 Million Downloads and Revenues are Ramping

Limerick, Ireland (January 28, 2016) One Horizon Group, Inc. (NASDAQ: OHGI) a leading carrier-grade VoIP solution for mobile providers and smartphones today announced its China mobile VoIP telco Aishuo™ (“Aishuo”) revenues have increased by over 50% on Q4 in first month of 2016, accelerating its monetization strategy. Aishuo downloads also surged and have now surpassed the 13 million milestone, an increase of 8% in the first month of 2016.

One Horizon Group CEO, Brian Collins, noted, “The emphasis on pushing our app features across Chinese social media is really driving the latest increase in our revenues and our downloads in China. Aishuo’s ability to top-up inside the app to purchase call minutes, rent phone numbers and even send SMS’s is making our app quite a valuable proposition in mainland China amongst smartphone users. We will continue to add new and exciting monetization features to Aishuo throughout 2016 to further solidify our position as a low cost voice carrier inside a high quality smartphone VoIP app.”

Mr. Collins continued, “We are very excited to provide another update on Aishuo. My weekly updates from China show that we are continuing our strong growth and that our revenues are ramping since our launch in China 9 months ago. In my opinion, Aishuo has the potential to be a key revenue driver on smartphones and asset to One Horizon over the long term.”

Aishuo is available as a FREE download in over 25 App stores including Apple iTunes, 91.com and Baidu.com, MyApp.com, 360.cn and mi.com. Aishuo supports all major Chinese mobile payment platforms including China UnionPay, Apple In-App Purchases, Alibaba’s Alipay and Tencent’s Wechat Wallet providing subscribers with convenient options to purchase credit.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 13 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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